UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2009

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

The information required by this Item 1.01 is incorporated by reference to the information contained in Item 5.02(e) below.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           (1)           Stock Incentive Compensation:  On December 15, 2009, the independent members of the Board of Directors (the “Board”) of Adolor Corporation (the “Company”) granted certain stock options and deferred stock awards to the Company’s executive officers as described below.  The awards granted to the executive officers of the Company are as follows:

	Stock Options Award	Deferred Stock Award
Michael R. Dougherty	240,000	150,000
John M. Limongelli	90,000	60,000
George R. Maurer	70,000	45,000
Eliseo O. Salinas	120,000	80,000
Stephen W. Webster	70,000	45,000

The foregoing Stock Option Awards vest in four equal annual installments on the first through fourth anniversaries of the date of the grant and expire on December 15, 2019.  The foregoing Deferred Stock Awards shall vest forty percent (40%) on the second anniversary of the date of the grant, with the remaining sixty percent (60%) vesting on the fourth anniversary of the date of the grant.

(2)           2010 Base Salaries:  On December 15, 2009, the Board reviewed and approved the base salaries of the Company’s executive officers for 2010.  Base salaries for Messrs. Dougherty, Limongelli and Webster and Dr. Salinas were increased by two percent (2%) over their respective 2009 base salaries and the base salary for Mr. Maurer was increased by six percent (6%) over his 2009 base salary.

2010 Base Salary
Michael R. Dougherty	$446,505
John M. Limongelli	$341,445
George R. Maurer	$262,880
Eliseo O. Salinas	$446,505
Stephen W. Webster	$341,445

At the same time that it approved the foregoing base salaries, the Board also increased the incentive compensation targets for 2010 for Messrs. Limongelli, Maurer and Webster from thirty percent (30%) of their respective 2009 base salaries to thirty-five percent (35%) of their respective 2010 base salaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

	By	/s/ John M. Limongelli
	Name:	John M. Limongelli
	Title:	Sr. Vice President, General Counsel and Secretary

Dated: December 21, 2009